Exhibit 3.4

BY-LAWS (ESTATUTOS) OF ENEL GENERACIÓN CHILE S. A.

CHAPTER ONE

Name, Registered Office and Duration

Article 1: A corporation named “ENEL GENERACIÓN CHILE S.A.” is established, which shall be governed by these by-laws and other rules applicable to this type of corporation.

~~Article 1 bis: Notwithstanding the preceding Article, the corporation is subject to the provisions of Decree No. 3,500, and its amendments and the legal provisions which may substitute or replace it.~~

Article 2: The corporation’s registered office shall be in the city of Santiago, without prejudice to special offices registered in other parts of the country or abroad.

Article 3: The corporation shall have an indefinite duration.

Article 4: The corporation’s main purpose shall be to exploit the production, transportation, distribution and supply of electricity, with the ability to acquire, for these purposes, the respective concessions and grants. The corporation’s purpose will also be to render engineering consulting and corporate management services; acquire, design, construct, maintain and exploit civil or hydraulic infrastructure works directly related to public works concessions; manage its assets; invest, develop projects and carry out operations or activities in the energy field and in those activities or products related directly to energy; invest, develop projects and carry out operations or activities in industrial procedures in which electric energy is essential, determinant and has an intensive use.

Furthermore, the corporation may invest in real estate and financial assets, securities, stock and commercial paper in general, provided they are related to the corporation’s purpose, being able to acquire, manage and dispose of them.

In the fulfillment of its purpose, the corporation may act directly or through subsidiary or affiliate companies, within Chile or abroad.

CHAPTER TWO

Capital and Shares

Article 5: The subscribed and paid in capital of the corporation amounts to Ch$552,777,320,871 divided into 8,201,754,580 registered nominative shares, all of the same series and with no par value, to be subscribed, and paid in the manner described in the First Transitory Article of these by-laws.

~~Article 5 bis: No person shall, directly or through other related persons, hold more than 65% of the capital with voting rights of the corporation. The corporation’s concentration factor will be 0.6 as established in Article 47 of Decree No. 3,500 of 1980 and its amendments. The managers of the corporation shall be responsible for strict compliance with the above, in accordance with the provisions of Articles 114, 115 and 116 of Decree No. 3,500 and its amendments. The corporation’s adjusted book assets, as provided in Article 112 of Decree No. 3,500, as calculated on the basis of the unconsolidated balance sheet, in proportion to its total asset value, shall be at least the minimum value which, according to the provisions of Article 47 of Decree No. 3,500, is compatible with an adjusted book asset value of 0.6. The minority shareholders shall hold at least 10% of the corporation’s share capital with voting rights and at least 15% of such share capital with voting rights shall be held by more than one hundred unrelated shareholders, each of whom shall hold a minimum equivalent to one hundred Unidades de Fomento in shares, according to the value at which they appear in the latest balance sheet. In order to comply with the provisions of Article 114 of Decree No. 3,500, if requested to register a transfer of shares, the corporation shall only register on behalf of the respective shareholder, a number of shares that does not exceed the ownership limits established by law and these by-laws. If a shareholder holds a greater number of shares than permitted by law or these by-laws, the corporation shall notify said shareholder, within fifteen days, in order to allow the shareholder to dispose of the excess shares, without prejudice to the obligation of both to execute a divestment agreement, in accordance with Article 124 et al. of Decree No. 3,500 of 1980 and the amendments thereto. Shareholders will not have preemptive rights to subscribe for additional shares if, as a result thereof, they will hold a greater number of shares than permitted by these by-laws. The corporation may request its shareholders to~~

~~provide the necessary information in order to determine the existence of related persons, or in the case of legal entities, the names of their principal shareholders and persons related to the latter. Shareholders shall be obliged to provide such information. Minority shareholders and related persons shall be understood as defined in Article 98 of Decree No. 3,500 of 1980 and its amendments.~~

Article 6: The corporation shall keep a Shareholders Register, together with the number of shares held by each one of them, as well as other annotations as stated in Article 7 of Law 18,046 and its regulations. Only shareholders who are duly registered therein may exercise their rights as such.

The form of the share certificates, and their issuance, exchange, ineffectiveness, loss, replacement, transfer and other circumstances, shall be governed by the law and its provisions. The payment of the subscribed shares may be in cash or in other assets, whether tangible or intangible.

CHAPTER THREE

Management

Article 7: The corporation shall be managed by a Board of Directors composed of nine members, who may or may not be shareholders of the corporation.

Article 8: Directors shall serve for a term of three years at the end of which they may be reelected for additional terms indefinitely.

Article 9: The entire Board shall be reelected in its entirety every three years at the ordinary shareholders’ meeting. In the election of directors and all other elections made at such meetings, the shareholders shall have one vote per share owned or represented and they may accumulate such vote in favor of a person or distribute them as they wish, consequentially electing those persons who, in the same and only vote, obtain the greatest number of votes until all available vacancies are filled.

The provisions of the preceding paragraph do not prevent the shareholders in the meeting with voting rights to unanimously agree to omit voting by ballot and proceed with the elections by acclamation.

Article 10: The minutes containing the election of the directors shall also contain a description of the shareholders that attended the meeting, the specification of the number of shares voted by each of them or represented by proxy, and the final result of the voting.

Article 11: In the event of the death, resignation, bankruptcy, incompatibilities or limitations or other impossibility that disqualifies a director from performing his/her functions or makes him/her cease in them, the Board shall be reelected at the next ordinary shareholders’ meeting to be held by the corporation. In the meantime, the Board may appoint a replacement to fill the vacancy.

Article 12: The Board may be removed as a whole before the expiration of its term by resolution of an ordinary or extraordinary shareholders’ meeting, in which case, the shareholders shall proceed to appoint a new Board. Accordingly, the replacement of less than all of its members shall not be permitted.

Article 13: At the first meeting of the Board following the ordinary shareholders’ meeting at which it was elected, the Board shall elect a Chairman. The Chief Executive Officer of the corporation or a person expressly appointed by the Board, will act as Secretary.

Article 14: Board meetings may be ordinary or extraordinary. Ordinary meetings shall be held at least 12 times a year, on the dates that the Board itself shall determine, with at least one meeting held each month. Extraordinary meetings shall be held when called by the Chairman him/herself or at the request of one or more directors, in which case prior evaluation of the Chairman as to the need of holding such a meeting is required, except where the meeting is requested by the absolute majority of the directors.

In the extraordinary meetings, directors shall only discuss the matters specifically set out in the notice.

Article 15: A quorum for Board meetings shall be the presence of an absolute majority of the directors. Decisions shall be taken by the absolute majority of the directors at the meeting except for matters that require a greater majority, as provided by law or these by-laws. In the event of a tied vote, the Chairman of the meeting shall have the deciding vote.

Article 16: Deleted.

~~Article 16 bis: All acts or contracts entered into by and between the corporation and its controlling shareholders, directors or officers, or with persons related to them, must be previously approved by two-thirds of the Board and documented in the corresponding minutes.~~

Article 17: The deliberations and resolutions of the Board shall be documented in a special minute book which shall be signed on each occasion by the directors who attended the meeting. Should any of them die or be unavailable for any reason to sign the corresponding minutes, a note shall be made of such impediment at the end of the minutes. The minutes shall be deemed to be approved as of the moment they are signed by the aforementioned persons and the resolutions adopted therein may be put into effect immediately. In any event, the unanimous agreement of the directors present at the meeting may resolve that the adopted resolutions take effect immediately, without waiting for the approval of the respective minutes. This determination shall be evidenced in a document containing the resolution adopted and signed by all of the directors.

Article 18: If a director intends to be released from any liability arising from any of the Board’s acts or resolutions, the director’s objections shall be recorded in the minutes and the Chairman shall inform the shareholders of this opposition at the next ordinary shareholders’ meeting.

Article 19: The directors shall be remunerated for their service and their compensation shall be set annually at the ordinary shareholders’ meeting. The Chairman shall be entitled to double what is paid to each Director.

Article 20: The Board represents the corporation, judicially and extra-judicially, for the fulfillment of its corporate purpose, a fact which is not required to be demonstrated to third parties, and it shall have all powers of administration and disposal that the law or these by-laws do not exclusively reserve for the shareholders’ meeting, without the need for a special power of attorney, even for those acts or contracts for which the law demands such authorization. This is without prejudice to the powers that correspond to the corporation’s Chief Executive Officer.

~~Article 20 bis: In carrying out the powers set out in the preceding article, the Board shall act always within the limitations set by the investment and financing policy approved by the ordinary shareholders’ meeting in accordance with Article 119 of Decree No. 3,500 of 1980 and its amendments.~~

Article 21: The duties of a director may not be delegated and shall be exercised collectively at a legally constituted meeting.

The Board may delegate part of its powers to managers, senior executives, assistant managers or legal counsels of the corporation, to the Chairman, a director or a committee of directors and, for specially determined purposes, to other persons.

The corporation shall maintain a public record indicating its Chairman, directors, managers, senior executives and liquidators, specifying the dates of the beginning and end of their appointments.

The corporation shall have a Chief Executive Officer who shall be appointed by the Board of Directors and shall be granted all the powers of a commercial agent and those expressly agreed by the Board of Directors. The position of Chief Executive Officer is incompatible with that of Chairman, director, auditor or accountant of the corporation.

CHAPTER FOUR

Directors’ Committee

Article 22: While the Corporation meets the equity and concentration requirements established in Article 50 bis, or that succeeding or replacing it, of Law No. 18,046, it shall be obliged to appoint at least one independent director and a Directors’ Committee. This Committee shall be governed in its formation, membership, operation and powers by the provisions of the above law and instructions issued by the Superintendence of Securities and Insurance.

Article 23: Notwithstanding the provisions of the preceding article and while the corporation is an issuer of securities duly registered at the New York Stock Exchange (NYSE) or any other American national stock exchange, the formation, membership, functioning and powers of the Directors’ Committee shall also be governed, where not contrary to Chilean law, by the obligatory provisions for the so-called “Audit Committee” in the Sarbanes-Oxley Act (SOX) of the United States of America and the rulings on this subject issued by the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE), or the competent body or entity in accordance with the legislation of the United States of America. However, in case of an irreconcilable or irremediable conflict, disagreement or incompatibility between the provisions of Chilean and American legislation for the Directors’ Committee and the Audit Committee, respectively, Chilean law shall prevail over foreign law, although the Board may call an extraordinary shareholders’ meeting to amend the by-laws should this be necessary, and it shall have the broadest powers, acting within its powers, to resolve such conflict, disagreement or incompatibility should this be possible, by the creation of new committees and/or sub-committees, including by the delegation of part of its powers in accordance with Article 40 of Law 18,046. The shareholders, directors and Board of the corporation should ensure at all times that the agreements and policies adopted by it are compatible and harmonious with the provisions of both legislations.

Article 24: The Directors’ Committee shall be composed of three members, the majority of whom shall be independent according to the criteria and requirements established for this purpose in Article 50 bis of Law 18,046, both at the time of their appointment and throughout the whole period in which they serve as members of the Committee. However, complementing the provisions of Article 23 above, as long as the corporation is an issuer of securities duly registered on the NYSE or any other American national stock exchange, and in order to strictly comply with the legal and regulatory requirements that this registration involves, all the members of the Directors’ Committee should also meet the criteria and requirements of independence prescribed for this purpose by the SOX, SEC and NYSE. Therefore, no director who has been elected or appointed as a member of the Directors’ Committee may have any link, interest or dependence with the corporation, whether economic, professional, commercial or of a lending nature, whatever the amount or type, nor receive, directly or indirectly, any income, remuneration or compensation from the corporation or any of its subsidiaries which is not by concept nor has as the sole and exclusive source the duties performed as a member of the Board, as a member of the Directors’ Committee or as a member of any other committee or sub-committee of directors of the corporation.

Article 25: The loss of independence, which according to the laws governing the corporation and these by-laws, affects a member of the Committee, shall lead to the subsequent inability of the respective director to perform his/her duties as a director or a member of the Directors’ Committee and therefore he/she should cease automatically to serve in that position, without prejudice to his/her accountability to the shareholders.

Article 26: The directors appointed as members of the Directors’ Committee shall remain as such for the period of their appointment as directors, and may only resign from this position when they resign as directors, or if they develop an incapacity to perform the applicable duties, in which case the provisions of the preceding Article shall apply. No director elected or appointed as a member of the Directors’ Committee may be excused from this election or appointment.

Article 27: The meetings of the Directors’ Committee shall be validly constituted with the presence of an absolute majority of its members and its resolutions shall be adopted by an absolute majority of the members present. The Directors’ Committee must elect a Chairman from among its members, who shall have the deciding vote in the event of a tied vote.

Article 28: The Committee shall have the powers and duties that have been expressly contemplated in both, the laws and their regulations as well as the rules issued for this purpose by the competent administrative authority, especially those stated in Article 50 bis of Law 18,046, and any other matter, mandate, power or duty conferred on it by a shareholders’ or Board meeting.

Article 29: The deliberations, agreements and organization of the Directors’ Committee shall be governed, in all that may be applicable, by the regulations relating to Board meetings of the corporation.

Article 30: Deleted.

Article 31: Deleted.

Article 32: Deleted.

Article 33: Deleted.

CHAPTER FIVE

Shareholders’ Meetings

Article 34: The shareholders shall meet at ordinary or extraordinary meetings. The ordinary meetings shall be held once within the first four months of each year to resolve matters reserved exclusively for their consideration with no need to expressly state such agenda in the corresponding notice. The extraordinary meetings may be held at any time as may be required by corporate needs, in order to resolve on any matter which the law or these by-laws reserve for the consideration of shareholders’ meetings, provided such matters are expressly stated in the corresponding notice.

Notice of ordinary and extraordinary meetings shall not be necessary when all validly issued shares are represented at the respective meeting. When an extraordinary meeting is to decide on matters in the competence of an ordinary meeting, its operation and agreement shall be subject, as appropriate, to the quorums applicable to an ordinary meeting.

Article 35: The following are matters for an ordinary shareholders’ meeting:

a)	Review of the corporation’s financial situation and the reports of the management’s account inspectors and the approval or rejection of the annual report, balance sheet, financial statements and reports presented by the Board or the corporation’s liquidators;

b)	The distribution of the profits of each financial year and, especially, the distribution of dividends;

c)	The appointment or replacement of the members of the Board, the liquidators and the management’s account inspectors;

d)	Determining the Board’s compensation; and

e)	Any other matter related with the interests and operation of the corporation, except for matters that should be considered at an extraordinary shareholders’ meeting in accordance with the law and these by-laws.

~~Article 35 bis: In addition to the provisions of the preceding Article, the ordinary shareholders’ meeting shall approve the investment and financing policy proposed by the management, in accordance with the requirements of Article 119 of Decree No. 3,500 of 1980 and its amendments. Should the Chilean Treasury Department, directly or indirectly, whether through its state-owned companies, decentralized, autonomous or municipal bodies or through any other legal entity, become the holder of 50% or more of the issued shares, this policy should contemplate the criteria for determining the sales prices of the products and services of the corporation and shall require for its approval the consenting vote of the majority shareholders representing the Treasury Department and the absolute majority of the rest of the shareholders.~~

Article 36: The following matters are reserved for the extraordinary shareholders’ meetings:

a)	The dissolution of the corporation;

b)	The transformation, merger or division of the corporation and the amendment of its by-laws;

c)	The issuance of bonds or debentures convertible into shares;

d)	The disposal of the assets of the corporation in the terms set out in No. 9 of Article 67 of Law 18,046;

e)	The granting of real or personal guarantees to secure obligations of third parties, unless these are subsidiaries, in which case the approval of the Board shall be sufficient; and

f)	Other matters which by law or these by-laws are reserved for the consideration or competence of shareholders’ meetings.

The matters mentioned in letters a), b), c) and d) above may only be agreed upon at meetings held before a Notary, who shall certify that the minutes faithfully record what transpired and was agreed at the meeting.

~~Article 36 bis: Notwithstanding the provisions of the preceding Article, the following matters shall also be reserved for extraordinary shareholders’ meetings:~~

~~a)~~	~~The disposal of assets and rights owned by the corporation which are declared to be essential for its operation in the investment and financial policy, as well as the granting of guarantees with regard to the same, and~~

~~b)~~	~~The amendment in advance of the investment and financial policy as approved by the ordinary shareholders’ meeting.~~

~~While the corporation remains subject to the provisions contained in Title XII among others of Decree No. 3,500 of 1980 and its amendments, any amendments of the rules set out in Articles 1 bis, 5 bis, 16 bis, 20 bis, 35 bis, 40 bis, 42 bis, 43 bis, 44 bis and in this Article, will require the affirmative vote of 75% of the issued shares with voting rights, in accordance with the requirements of Article 121 of Decree No. 3,500.~~

Article 37: The shareholders’ meetings shall be called by the Board of the corporation. The Board must call:

1.	Ordinary shareholders’ meetings, with the purpose to evaluate all the matters of its competence;

2.	Extraordinary shareholders’ meetings as long as, in its opinion, the interests of the corporation so justify it;

3.	Ordinary or extraordinary shareholders’ meetings, as the case may be, when requested by a number of shareholders representing at least 10% of the issued shares with voting rights, stating the matters to be discussed at the meeting in the respective request;

4.	Ordinary or extraordinary shareholders’ meetings, as the case may be, when required by the Superintendence of Securities and Insurance, notwithstanding its authority to call the meeting directly.

Meetings called by requirement of the shareholders or the Superintendence must be held within 30 days of the date of the respective request.

Article 38: The notice for shareholders’ meetings, both ordinary or extraordinary, shall be published on at least three different days in the newspaper where the registered office is located, as determined by the meeting, in the form and conditions established in the regulations.

A notification should also be sent to every shareholder at least fifteen days prior to the date of the meeting which shall contain a reference to the matters to be discussed at the meeting and an indication of the appropriate method to obtain full copies of the documents justifying the opinions submitted for their vote, which should also be made available to shareholders on the web site of the corporation.

Article 39: Both ordinary and extraordinary meetings shall be validly constituted on the first notification with the presence of holders of at least the absolute majority of the outstanding issued shares with voting rights and, on the second notification, with those shares present or represented, whatever their number, and resolutions shall be adopted by the absolute majority of the shares with voting rights present or represented, subject to the special majorities required by the law and these by-laws.

Notices for second notification of meetings may only be published after the meeting subject to the first notification has failed to convene. In any event, the meeting subject to the second notification shall be held within forty-five days of the date set for the holding of the original meeting. The meetings shall be chaired by the Chairman of the Board of Directors or by whomever is acting as the Chairman of the Board of Directors and the Secretary of the Board of Directors of the corporation will act as Secretary of the meeting, where there is one, with the Chief Executive Officer, as the Secretary’s alternate.

Article 40: Only the holders of shares duly recorded in the Shareholder Register five business days prior to the date on which the respective meeting is to be held, may participate in such meeting and exercise their rights to vote and speak.

Each shareholder shall have the right to one vote for each share held or represented.

Shareholders may be represented at meetings by another person, whether or not he/she is a shareholder. The proxy shall be granted in writing in the form and conditions contemplated in the law and regulations.

The qualification of the proxies shall take place as established by the law and regulations.

~~Article 40 bis: Notwithstanding the provisions of the previous Article, no shareholder may exercise for its own account or on behalf of other shareholders, the right to vote for more than 65% of the subscribed shares with voting rights of the corporation and shall, for this purpose, deduct any excess that is over such 65% limit. In the calculation of this threshold, the shares owned by persons related to such shareholders must be added and taken into account. No person may represent shareholders that in the aggregate hold more than 65% of the subscribed shares of the corporation.~~

Article 41: The shareholders that attend the meetings shall sign an attendance sheet, indicating, below their signature, the number of shares they hold, the number of shares they are representing at the meeting and the name of the shareholders they represent.

Article 42: Deleted.

~~Article 42 bis: The withdrawal rights that a Pension Fund Manager may exercise in the cases foreseen in Article 107 of the Decree No. 3,500 of 1980 and its amendments, shall be subject to the following special rules:~~

~~a)~~	~~The withdrawal right may be exercised from the date of publication of the decision of the Risk Classification Committee which withdraws its approval of the shares of the corporation, and the term for exercising such right and for payment of the share price in accordance with paragraph 2 of Article 71 of Law No. 18,046, and~~

~~b)~~	~~The value of the share that the corporation must pay to the Pension Fund Manager exercising its withdrawal rights, shall be calculated in accordance with the relevant Articles of Supreme Decree No. 587 dated August 4, 1982 of the Ministry of Finance, known as Corporation Regulations. However, should the shares have a market quotation, the value per share shall be the greater of the average weighted price in its market trading during the 2 months prior to the date of the withdrawal of approval decision of the Risk Classification Committee causing the withdrawal, duly adjusted for inflation in line with changes in the Consumer Price Index between the day of each transaction and the date of that decision, and the market value on that day defined as the average price of transactions on the stock market. The higher value so calculated shall be applicable only if it be greater than that determined in accordance with the provisions of the said Corporations Regulations and, in the case of shares having no market quotation, the date of the withdrawal of approval decision of the Risk Classification Committee shall be considered as the date for calculating the book value.~~

Article 43: The meeting shall annually appoint an external auditing firm governed by Chapter XXVIII of Law 18,045 to examine the accounting, inventory, balance sheet and other financial statements of the corporation which shall have the obligation to report in writing, at the next ordinary shareholders’ meeting, the fulfillment of its mandate.

~~Article 43 bis: The ordinary shareholders’ meeting must also annually appoint two principal and two alternate account inspectors, in order to examine the accounting, inventory, balance sheet and other financial statements of the corporation, who shall have the obligation to report in writing, the fulfillment of their mandate. The account inspectors may also review the corporation’s operations and scrutinize the acts of the managers and their faithful compliance with their legal, regulatory and statutory duties.~~

CHAPTER SIX

Balance Sheet and Distribution of profits

Article 44: The financial year shall end on December 31 of each year and a general balance sheet shall be prepared of the assets and liabilities of the Corporation. The balance sheet must express the new capital value of the corporation and the shares, in accordance with the law.

The Board must submit to the consideration of the ordinary shareholders’ meeting, together with an annual report of the corporation’s financial position, the general balance sheet along with the profit and loss statement and the report filed by the external auditors. All these documents should clearly reflect the corporation’s equity at the end of the respective financial year.

On a date no later than the first call of the ordinary shareholders’ meeting, the Board shall make available to each of the shareholders registered in the respective Register, a copy of the corporation’s Balance Sheet and Annual Report, including the opinion of the inspectors and their respective notes.

If the balance sheet and profit and loss statement are modified by the meeting, such amendments, where pertinent, shall be made available to shareholders within fifteen days following the date of the meeting.

The General Balance Sheet and the profit and loss statement, duly audited, and other information required by the Superintendencia de Valores y Seguros, shall be published once, in a widely-circulating newspaper in the place of the registered office, not less than ten or more than twenty days prior to the date of holding the Meeting that will pronounce on the same, notwithstanding their publication on the web site of the corporation.

Moreover, the documents mentioned in the previous paragraph must be submitted within the same term to the Superintendencia de Valores y Seguros, in the number of copies that the latter may require.

Should the balance sheet and profit and loss statement be altered by the Meeting, the amendments must be published in the same newspaper in which such documents were published, within fifteen days of the date of the meeting.

The annual report, balance sheet, inventory, minutes of the Board and Meetings, books and reports of the inspectors shall be available to shareholders for their examination in the registered offices of the corporation during the fifteen days prior to the date for holding the meeting.

During the period indicated in the preceding paragraph, the shareholders will have the right to examine the same documents of the subsidiaries, in the manner, term and conditions set out in the regulation.

Updated copies of the bylaws and an updated list of the shareholders of the company, in the terms and conditions set out in article 7 of Law 18,046, shall be held available to shareholders at the registered office, as well as on the web site of the corporation.

~~Article 44 bis: Notwithstanding the above, the Board must present to the ordinary shareholders’ meeting a copy of the report issued by the account inspectors referred to in Article 43 bis of these by-laws, as well as the management’s proposal with respect to the investment and financing policy.~~

Article 45: The dividends shall be paid exclusively against the net profits for the year, or against the retained profits arising from previous balances approved by the shareholders’ meeting.

If the corporation has accrued losses, the profits obtained in the year shall first be applied to absorb such losses.

Should there be losses in an exercise, these shall be combined with the retained profits, if any.

Article 46: A cash dividend shall be distributed annually to the shareholders, pro rata to their shares, of an amount of at least 30% of the net profits obtained in each financial year, unless a different resolution is adopted unanimously at the shareholders’ meeting.

CHAPTER SEVEN

Dissolution and Winding-up

Article 47: The dissolution of the corporation will be assessed in the cases provided for by the Law.

Article 48: Following the dissolution of the corporation, the winding up shall proceed through a Liquidation Committee composed of three members, appointed at the shareholders’ meeting, which shall determine their powers, duties, compensation and term.

CHAPTER EIGHT

Arbitration

Article 49: Any dispute arising between the shareholders as such, or between them and the corporation or its officers, either during its existence or during or its winding-up, shall be resolved by an arbitrator, who shall be appointed by mutual agreement of both parties and shall apply the procedures and applicable law to such proceedings. If the parties cannot agree on such appointment, the Common Courts may appoint an arbitrator at the request of either of the parties, in which case the appointment must from among attorneys who are chaired professors of Civil, Commercial or Economic Law at the Universidad de Chile or Universidad Católica de Chile in Santiago. Notwithstanding the foregoing, in the event of a conflict, the plaintiff may withdraw the matter from the arbitrator’s jurisdiction and proceed to submit the dispute to the Common Courts, a right that may not be exercised by directors, managers, administrators and senior executives of the corporation nor by shareholders that individually hold, directly or indirectly, shares whose book or market value exceeds 5,000 Unidades de Fomento, according to the value of this unit on the date the claim is filed.

Article 50: The corporation will be subject to Resolution No. 667 of the Honorable Resolution Commission (the former antitrust authority), dated as of October 30, 2002, on the understanding that the restrictions it contemplates will not apply to the corporation in respect of Endesa Américas S.A.

TRANSITORY ARTICLES

First Transitory Article: The corporation’s capital amounts to a total of Ch$552,777,320,871, divided into 8,201,754,580 nominative shares, all of the same series and without par value, which have been fully subscribed and paid for prior to the date of these by-laws.